EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of National Coal Corp.

Knoxville, Tennessee

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Registration Nos. 333-120146, 333-134147 and 333-142403) and Forms S-8 (Registration Nos. 333-115649 and 333-123184) of National Coal Corp., of our Report dated July 31, 2007, relating to the financial statements of Mann Steel Products, Inc. as of December 31, 2006 and 2005, and for the fiscal years ended December 31, 2006, 2005 and 2004, included in this Current Report on Form 8-K.

/s/ Carr, Riggs & Ingram, LLC

Carr, Riggs & Ingram, LLC

Birmingham, Alabama

January 3, 2008